Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of PharmAthene Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated March 11, 2016, with respect to the consolidated financial statements of PharmAthene Inc., and the effectiveness of internal control over financial reporting of PharmAthene Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

Baltimore, MD

February 3, 2017